Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Current Report on Form 8-K of our report dated March 17, 2009 and June 23, 2009 (with regards to Note 2, paragraphs one and two of Note 11, and Note 21), relating to the consolidated financial statements of MGM MIRAGE and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109) for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
June 23, 2009